Exhibit 15.01

LETTER IN LIEU OF CONSENT OF DELOITTE & TOUCHE LLP

October 28, 2016

Flex Ltd.
2 Changi South Lane
Singapore 486123

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flex Ltd., formerly Flextronics International Ltd., and subsidiaries for the periods ended September 30, 2016 and September 25, 2015, as indicated in our report dated October 28, 2016; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, is incorporated by reference in Registration Statement Nos. 333-207067 and 333-189496 on Form S-4 and 333-212267, 333-207035, 333-170710, 333-157210, 333-146549, 333-146548, 333-143331, 333-143330, 333-126419, 333-121302, 333-120056, 333-119387, 333-103189 and 333-75526 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Jose, California